          UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: October 10, 2011

                         AMR CORPORATION                   _
(Exact name of registrant as specified in its charter)

          Delaware                                     1-8400                                      75-1825172           _
(State of Incorporation) ( Commission File Number)     (IRS Employer Identification No.)

4333 Amon Carter Blvd.      Fort Worth, Texas              76155
(Address of principal executive offices)                                                                             (Zip Code)

                     (817) 963-1234                 _
          (Registrant's telephone number)

          (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition
and
Item 8.01   Other Events

AMR Corporation is filing herewith a press release issued on October 10, 2011 by American Airlines, Inc. (American) as Exhibit 99.1, which is included herein.  This press release was issued to announce adjustments to the winter schedule for American, plans by American to retire up to 11 Boeing 757 aircraft in 2012, and an expected adverse impact to third quarter unit costs compared to prior guidance, among other things.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

             AMR CORPORATION

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  October 11, 2011

EXHIBIT INDEX

Exhibit 99.1	Description Press Release

99.1	Press Release

    CONTACT:                                                                                Jim Faulkner
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE:  Monday, Oct. 10, 2011

AMERICAN AIRLINES ANNOUNCES ADJUSTMENTS
FOR ITS WINTER SCHEDULE

Airline Also Plans to Retire Up to 11 Boeing 757s

FORT WORTH, Texas – American Airlines today said it will adjust its late fall and winter schedule, which is expected to result in fourth quarter mainline capacity that is approximately 3 percent lower on a year-over-year basis.
In addition, as part of the reductions, American said it will retire up to 11 Boeing 757 aircraft in 2012.
"While our advance bookings are generally in line with last year, we are taking these additional steps in light of the uncertain economic environment, ongoing high fuel costs and to ensure we run a reliable schedule for our customers given additional pilot retirements we anticipate throughout the fourth quarter,” said Virasb Vahidi, American's Chief Commercial Officer.
American has moved on a few occasions throughout the year to reduce its capacity as fuel prices moved upward and improvement in the broader economy failed to materialize. With these latest moves American expects full year capacity to be up about 0.4 percent year-over-year for mainline and consolidated capacity will be up approximately 1.2 percent. This represents an approximate 3 percent reduction in the company’s capacity expectations versus American’s initial guidance provided in January 2011.
These reductions will modestly increase 2011 unit costs compared to those incorporated in the guidance provided on Sept. 21, 2011. In addition, compared to prior guidance, third quarter unit costs will be adversely impacted by quarter-end volatility in WTI crude oil prices and foreign exchange rates.  WTI prices decreased, while jet fuel prices remained high, which will result in a $29 million non-cash fuel hedging ineffectiveness charge, which will be recorded in fuel expense.  In addition, the U.S. dollar strengthened, which will drive a $22 million incremental charge as a result of foreign exchange volatility.
In July, American announced the largest aircraft order in history by ordering 460 fuel-efficient jets from the Airbus A320 family and the Boeing 737 family, which is backed by $13 billion in manufacturer-committed financing.  The 757s retiring next year are in anticipation of the new Airbus and Boeing deliveries that start in 2013.  The retirements will result in maintenance and fuel cost savings beginning in 2012.
The upcoming new deliveries are expected to pave the way for American to have the youngest and most fuel-efficient fleet among its U.S. airline peers within approximately five years.

About American Airlines

American Airlines, American Eagle and the AmericanConnection® carrier serve 260 airports in more than 50 countries and territories with, on average, more than 3,400 daily flights. The combined network fleet numbers more than 900 aircraft. American's award-winning website, AA.com®, provides users with easy access to check and book fares, plus personalized news, information and travel offers. American Airlines is a founding member of the oneworld® alliance, which brings together some of the best and biggest names in the airline business, enabling them to offer their customers more services and benefits than any airline can provide on its own. Together, its members and members-elect serve approximately 900 destinations with more than 10,000 daily flights to 149 countries and territories. American Airlines, Inc. and American Eagle Airlines, Inc. are subsidiaries of AMR Corporation. AmericanAirlines, American Eagle, AmericanConnection, AA.com, and AAdvantage are trademarks of American Airlines, Inc. (NYSE: AMR).

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Current AMR Corp. releases can be accessed on the Internet.
The address is http://www.aa.com